Rule 424 (b) (2)
                                                    Registration No.  333-92003


PRICING SUPPLEMENT dated January 16, 2001
to Prospectus Supplement dated January 21, 2000
and Prospectus dated January 21, 2000

                          KEYSPAN GAS EAST CORPORATION
                           Medium-Term Notes, Series A
                 Due Nine Months or More From the Date of Issue
                               (Fixed Rate Coupon)

Cusip No.:                    49337EAB6
Principal Amount:             $125,000,000.00
Net Proceeds:                 $124,156,250.00
Price to Public:              99.925%, plus accrued interest, if any,
                              from January 19, 2001

Underwriter's Discount:       0.600%
Purchase Price                99.325%, plus accrued interest, if any,
                              from January 19, 2001

Interest Rate:                6.900%
Interest Payment Dates:       January 15 and July 15, commencing July 15, 2001
Regular Record Date:          Close of business on the 15th calendar day
                              preceding the interest payment date.

Redemption  Provisions

     The Notes will be redeemable at the option of the KeySpan Gas East Corporation (the "Issuer"), in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum, as determined by the Independent Investment Banker, of the present values of the principal amount and the remaining scheduled payments of interest on the notes to be redeemed, discounted from its scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus accrued but unpaid interest thereon to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 25 basis points.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Issuer.

     "Reference Treasury Dealers" means Merrill Lynch Government Securities Inc., Chase Securities Inc., and Salomon Smith Barney Inc. or their affiliates which are primary U.S. Government securities dealers, and their respective successors and any other primary U.S. Government securities dealers in New York City (each a "Primary Treasury Dealer") selected by the Issuer in addition to, or in substitution for, such firms; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Original Issue Date:              January 19, 2001

Stated Maturity Date:             January 15, 2008

Specified Currency:               U.S. Dollars

Settlement Date:                  January 19, 2001

Authorized Denomination:          $1,000 or any larger whole multiple of $1,000

Underwriter:                      Chase Securities Inc., acting as principal